Exhibit 1.1

VIVO PARTICIPAÇÕES S.A. CNPJ 02.558.074/0001-73 - N I R E 35.3.001.587.9-2 Publicly-held company with authorized capital

“Telesp and Vivo are Brazilian companies.  Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States.
 Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies.It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil.  You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws.  Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.”

Extraordinary General Shareholders’ Meeting
Call Notice

The shareholders are hereby summoned to attend the Extraordinary General Shareholders’ Meeting, to be held on April 27, 2011, at 10 a.m, at the Company’s headquarters, at  Av. Roque Petroni Junior, 1464, ground floor, Theatre, Morumbi, in the City of São Paulo, State of São Paulo, in order to resolve, considering the Material Facts announced on December 27th, 2010 and March 25, 2011 (“Notices of Material Facts”), to resolve about the following agenda:

(a)    to analyze and resolve about the terms and conditions of the draft of the Protocol of Merger and Instrument of Justification executed by the managements of Company and the Brazilian holding companies TBS Celular Participações Ltda., Portelcom Participações S.A.  and PTelecom Brasil S.A. (jointly, hereinafter “Holdings BR”) (“Holdings BR Merger Protocol”), in connection with the merger of the Holding BR by the Company, as described in the Notices of Material Facts;

(b)    to acknowledge and confirm the appointment made by the Company’s managers of the specialized company Ernst & Young Terco Auditores Independentes SS., enrolled with CNPJ/MF under no. 61.366.936/0001-25, responsible for the evaluation of the net equity of the Holdings BR to be merged into the Company;

(c)    to analyze  and resolve about the terms and conditions of the Protocol of Merger of Shares and Instrument of Justification executed by the boards of Telecomunicações de São Paulo S.A. - Telesp (“Telesp”) and the Company, in connection with  the merger of the Company’s shares by Telesp, as described in the Notices of Material Facts;

(d)    to acknowledge and confirm the appointment made by the boards of the Company and Telesp of the specialized company Planconsult Planejamento e Consultoria Ltda., enrolled with CNPJ/MF under no. 51.163.748/0001-23: (i) to perform the valuation of the to evaluate the net worth of at market price, in order to comply with the article 264 of the Law no. 6.404/76; and (ii) to evaluate the Company’s shares, in order to determine the capital increase of Telesp;

(e)    to acknowledge and confirm the appointment made by the Company’s board  members of the independent company Signatura Lazard Assessoria Financeira Ltda., enrolled with CNPJ/MF under no. 06955244/0001-04 (“Financial Consultant”), to evaluate the net equity of the Company and Telesp in order to support the work of the Special Independent Committee installed in the Company in order  to determine the exchange ratio as established in the  Opinion Guide no. 35/08 issued by the CVM;

(f)     to analyze and resolve about the appraisal report referred in item (d) above and the report mentioned in item (e) above;

(g)    to resolve about the exchange ratio of shares of the Company  for new shares of Telesp to be issued, with the conversion of the Company into a wholly-owned subsidiary of Telesp and the merger of shares of the Company  by Telesp.

ADDITIONAL INFORMATION:

(a)    The powers of attorney granted by the shareholders of the Company for representation at the meeting shall be deposited at Company’s headquarters, located at Av. Roque Petroni Junior, 1464, 3rd floor, B Side, up to 48 hours before the General Meeting take place;

(b)    The shareholders, their legal representatives or attorneys-in-fact who participate of the General Meeting shall comply with the dispositions established in the article 126 of the Law 6.404/76, presenting the appropriate document of their identity and proof of Company’s shareholder status provided by depositary financial institution or custody agent, proving their status as shareholders.

(c)    The documents and information related to the agenda of the general meeting called hereby are available to the shareholders in Company’s headquarters, as well as in the websites of Brazilian Securities Commission (www.cvm.gov.br) and BM&FBovespa

S.A. – (www.bmfbovespa.com.br), from the date hereof, in compliance with the dispositions of Corporate Law and CVM Rule no. 481/2009.

Warning according to the rules of U.S. Securities and Exchange Commission (SEC): This Call Notice is only a piece of information distributed by the Company to its shareholders in connection with actions to be taken by such shareholders at an Extraordinary General Meetings and this is not an offering document and does not constitute an offer to sell nor a solicitation of an offer to acquire any securities or a solicitation of any vote or approval.

São Paulo, March 25, 2011.

__________________________________
Luis Miguel Gilpérez López
Chairman of the Board